Exhibit 10.1

June 8, 2021

Glenn Schiffman

c/o IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Dear Glenn,

IAC/InterActiveCorp (the “Company”) acknowledges receipt of your notice of resignation in order to pursue another opportunity. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and you hereby agree to the following terms of your departure from the Company (this “Agreement”):

1.         Working Period; Separation.

(a)        You will continue in the employment of the Company from the date of this Agreement until August 6, 2021 or such earlier date as is agreed by the parties (the “Separation Date”). Until the Separation Date, you will continue to earn your annual base salary and participate in the Company’s benefit programs.

(b)        Effective as of the Separation Date, your employment with the Company, and with any subsidiary or affiliate of the Company, and any and all positions you occupy as an officer, director or employee of the Company or any subsidiary or affiliate of the Company (with the exception of your position on the Board of Directors of Angi Inc. which shall continue), and the Employment Agreement between the Company and you, dated April 4, 2016 (the “Employment Agreement”), shall terminate. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein, under the terms of the benefit plans, or as required by law.

(c)        The Company’s and your respective rights and obligations under the Employment Agreement that survive a termination of employment of the type described in Section 2 of the Standard Terms and Conditions of the Employment Agreement under and in accordance with the terms and conditions of the Employment Agreement shall be applicable to, and shall survive, the severance of your employment and the termination of the Employment Agreement provided for herein. The Company shall provide you with (i) all accrued salary and all accrued unused vacation time or paid time off earned and accrued by you through the Separation Date, payable promptly following the Separation Date and (ii) any unreimbursed expenses payable pursuant to the Company’s reimbursement policies.

2.        Separation. On the Separation Date, the Company shall provide you with the treatment of your outstanding Company equity awards as set forth in paragraph 3 below. Any payments made pursuant to this paragraph will be subject to all applicable tax withholdings and other payroll deductions. To the extent the Company is making any payment to you on or after the Separation Date, the Company shall have the right to deduct any personal account balances or other amounts due by you to the Company or any affiliate of the Company from such payments. You acknowledge and agree that your termination of employment with the Company will be treated as a voluntary termination of employment without Good Reason (as defined in the Employment Agreement) and that, except as specifically set forth in this Agreement, you are not entitled to any severance pay or benefits.

3.         Treatment of Equity Awards.

(a)       As of the date of this Agreement, you hold the following equity awards issued by the Company: (i) a fully vested option (a “Company Option”) to purchase 151,000 shares of common stock, par value $0.0001 of the Company (“Company Common Stock”) with a per share exercise price of $9.3068; (ii) a fully vested Company Option to purchase 150,000 shares of Company Common Stock with a per share exercise price of $15.4503; (iii) a fully vested option to purchase 80,000 shares of Company Common Stock with a per share exercise price of $31.0082; and (iv) unvested restricted stock units (“Company RSUs”) covering 277,529 shares of Company Common Stock, all of which Company RSUs are unvested and scheduled to vest on February 15, 2025.

(b)       Any Company Options held by you on the Separation Date shall remain exercisable until the earlier of (i) the expiration of the term of the applicable option and (ii) ninety (90) days following the earlier of (A) your ceasing to serve as a member of the Board of Directors of ANGI Inc., and (B) ANGI Inc. ceasing to be a majority owned subsidiary of the Company (unless more favorable treatment is provided for options held by members of the Board of Directors of ANGI Inc. in their capacity as such). On the Separation Date you automatically will forfeit all unvested Company RSUs then held by you, including, for the avoidance of doubt, the Company RSUs referred to in paragraph 3(a).

(c)       Except as modified pursuant to this paragraph 3, the terms and conditions of each stock option agreement or restricted stock unit agreement that you may have, and the terms and conditions of the applicable plan corresponding thereto (collectively, the “Equity Agreements”), remain unchanged and in full force and effect. You may access your equity awards through your Morgan Stanley account at stockplanconnect.morganstanley.com.

4.         Survival. To the extent provided therein, your obligations under any company policy to which you were subject during your employment and which survive a termination of your employment shall survive the severance of your employment and the termination of the Employment Agreement provided for herein

5.         Cooperation. You agree to cooperate reasonably with the Company concerning business or legal matters about which you had knowledge during your employment subject to your personal and business commitments. The Company will pay your reasonable out-of-pocket expenses incurred in connection therewith (including fees of independent legal counsel if approved by the Company’s general counsel, which approval shall not be unreasonably withheld). You shall not be required to cooperate against your own legal interests or that of a subsequent employer.

6.         Return of Company Property. On the Separation Date, you will return to the Company all property belonging to the Company (other than immaterial items), including but not limited to keys, card access to buildings and office floors, internal policies and other confidential business information and documents. Notwithstanding the foregoing, you shall be entitled to retain your calendars, contacts and personal correspondence and any information reasonably needed for your personal tax preparation purposes.

7.         Other Matters. Notwithstanding Section 2(c) of the terms and conditions of the Employment Agreement, you may solicit for employment and hire the employee set forth on Exhibit A hereto. The Company acknowledges and understands that you intend to enter into a Service Agreement on the date hereof and the Company agrees that you may enter into the Services Agreement and provide services pursuant to the Services Agreement provided that such services (i) do not materially interfere with the performance of your duties to the Company and (ii) do not otherwise violate the terms of the Employment Agreement, including provisions set forth in Section 2 of the terms and conditions of such agreement.

8.         Governing Law; Venue. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). The Company and you hereby submit to the jurisdiction of all state courts of the State of New York sitting in New York County, and the United States District Court for Southern District of New York for the purposes of the enforcement of this Agreement. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to personal jurisdiction and/or venue in such courts.

9.         Miscellaneous.

(a)       This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(b)       Except for the Equity Agreements, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersede all prior agreements or understandings between the parties hereto with respect thereto, including, without limitation, the Employment Agreement (excluding the provisions of the Employment Agreement which survive its termination as expressly provided herein), and can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

10.       Notices. All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the address set forth above;

if to the Company:

IAC/InterActiveCorp

555 West 18th Street

New York, New York 10011

Attention: General Counsel

or such other address as you or the Company may have furnished to the other parties in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

11.       Severability; Enforceability. In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you hereby agree to execute and deliver an agreement in substantially the same form as this Agreement, modified to the extent necessary so as to constitute a legal and enforceable agreement.

12.       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

[Signature Page Follows]

If the foregoing correctly sets forth our understanding, please sign and have notarized one copy of this Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Sincerely,

/s/ Kendall Handler
Kendall Handler
SVP & General Counsel

ACCEPTED AND AGREED:

/s/ Glenn Schiffman
Glenn Schiffman

Exhibit A

[Omitted]